Exhibit 10(z)

AMENDMENT DATED AS OF DECEMBER 18, 2005
TO THE EXECUTIVE RETENTION EMPLOYMENT
AGREEMENT (THE "AGREEMENT") DATED AS OF JUNE 10, 2002
BY AND BETWEEN FPL GROUP, INC. (THE "COMPANY")
AND MORAY P. DEWHURST (THE "EXECUTIVE")

WHEREAS, the Company is considering entering into a Agreement and Plan of Merger among FPL Group, Inc., Constellation Energy Group, Inc. and Merger Sub that is expected to be dated on or about December 19, 2005 (the "Merger Agreement"); and

WHEREAS, the Company and the Executive agree that execution and delivery of the Merger Agreement by the Company, the approval by the Company's shareholders of the transactions contemplated by the Merger Agreement (the "Transactions") and/or the consummation of the Transactions should not constitute a Change in Control (as defined in the Agreement) or a Potential Change in Control (as defined in the Agreement) other than in accordance with the terms of this Amendment.

NOW THEREFORE, for the good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and the Executive hereby agree as follows:

1.  Amendment to the Agreement.  Section 1 of the Agreement is hereby amended by adding the following to the end thereof:

Notwithstanding anything to the contrary contained herein, the execution and delivery of the Agreement and Plan of Merger among FPL Group, Inc., Constellation Energy Group, Inc. and Merger Sub that is expected to be dated on or about December 19, 2005 (the "Merger Agreement") by the Company, the approval by the Company's shareholders of the transactions contemplated by the Merger Agreement (the "Transactions") and/or the consummation of any the Transactions shall not constitute a Change in Control or a Potential Change in Control and the Effective Date of the Agreement shall not occur in connection or as a consequence therewith; provided that the Executive shall be entitled to the benefits and protections of Section 11 if the Effective Date would have occurred but for the application of this sentence of Section 1.

2.  Rescission of Amendment.  The Executive may rescind the addition to Section 1 of the Agreement implemented by this Amendment if, during the Rescission Period (as defined in Section 4, below), (i) the Executive's employment with the Company and its affiliates is either terminated by the Company and its affiliates for any reason other than due to death, Disability (as defined in Section 4, below) or for Cause (as defined in Section 4, below) or (ii) a Rescission Event occurs (an event described in (i) or (ii) hereof being referred to herein as a "Qualifying Event"). To exercise this rescission right, the Executive must provide written notice to the Company within 30 days of the effective date of the applicable Qualifying Event.

3.  Effect of Rescission.  If the Executive validly rescinds the addition to Section 1 of the Agreement implemented by this Amendment, the Executive shall be entitled to all the benefits and protections that would have been provided to the Executive under the Agreement if this Amendment were never put into effect; provided that (i) the Executive shall not be entitled to receive the benefits, awards or increased payments that would have been required to have been made or provided to the Executive under Section 5 of the Agreement prior to the Executive's date of rescission (the "Forgone Awards") and (ii) the Executive's failure to receive the Forgone Awards may not serve as a basis for claiming Good Reason (as defined in the Section 7(c) of the Agreement) under the Agreement. For the sake of clarity and except as specifically provided in the preceding sentence, if the Executive validly rescinds the addition to Section 1 of the Agreement implemented by this Amendment, (A) the Executive shall be entitled to any benefits that would have been provided under the Agreement in connection with the execution and delivery of the Merger Agreement, the approval by the Company's shareholders of the Transactions and the consummation of the Transactions, (B) the Executive shall be entitled to receive any termination benefits that would have been provided under the Agreement in connection with the Executive's termination of employment and (C) the Executive may claim the existence of Good Reason under the Agreement based on events occurring prior to the Executive's date of rescission.

4.  Definitions.  For purposes of Section 2 of this Amendment only:

(i)  "Cause" means (I) repeated failure by the Executive to perform his substantial employment duties (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Executive of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company or its affiliated companies;

(ii)  "Rescission Event" means the occurrence of any of the following events without the Executive's written consent: (A) any reduction in the Executive's base salary, annual target bonus opportunity or annual long term incentive opportunity, in each case, as in effect on the date hereof, (B) a relocation of 20 miles or more of the Executive's primary place of employment on the date hereof, (C) the failure for any reason of Lewis Hay to serve (I) as Chief Executive Officer of the Company prior to consummation of the Transactions or (II) as Chief Executive Officer of the ultimate parent company of the Company (or its successor) after the consummation of the Transaction, (D) as of the one year anniversary of the consummation of the Transactions there shall be any material diminution or adverse change to the Executive's titles, duties, responsibilities or reporting requirements from those in effect as of the date hereof (whether or not such a diminution exists prior to the one year anniversary of the consummation of the Transactions so long as the Executive's titles, duties, responsibilities and reporting requirements are restored prior to such one year anniversary); provided further that a "Rescission Event" shall not be deemed to exist pursuant to Clauses (A) or (B) unless the Executive provides the Company with written notice within 30 days of the occurrence of the event that purportedly constitutes the Rescission Event or pursuant to (D) unless the Executive provides the Company with written notice within 30 days after the first anniversary of the consummation of the Transactions of the event that purportedly constitutes the Rescission Event and the Company or its affiliates fails to fully cure any such event within 10 business days of receipt of such notice;

(iii)  "Disability" means the absence of the Executive from the Executive's duties with the Company and its affiliates for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably); and

(iv)  "Rescission Period" means the period commencing on the date hereof and ending on the earlier of (i) the third anniversary of the consummation of the Transactions and (ii) the termination or abandonment of the Transactions.

5.  Section 409A.  The Executive and the Company agree to mutually cooperate and negotiate in good faith to make, in a timely fashion, such amendments to the terms of the Agreement as may be necessary, in the reasonable judgment of each of the Company and the Executive, to avoid the imposition of penalties and additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); it being the intent of the parties that neither the Company nor the Executive shall be subject to penalties or taxes under Section 409A of the Code by virtue of the provisions of this Agreement and that, insofar as is possible without the incurrence of any expenses by the Company not contemplated under the Agreement as in effect on December 15, 2005, the Executive shall be provided with payments and benefits under this Agreement as amended as herein that are substantially economically equivalent to the payments and benefits which would be payable to the Executive absent both this Amendment and the requirements of Section 409A of the Code.

6.  Effective Date.  This Amendment shall be effective as of the date hereof and shall terminate on January 31, 2006 if the Merger Agreement has not been fully executed and delivered by all parties thereto

7.  Miscellaneous.  This Amendment shall be governed by and construed in accordance with the laws of Florida, without reference to principles of conflict of laws. This Amendment may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid addressed as follows:

If to the Executive:

Moray P. Dewhurst
Most recent address on Company records

If to the Company:

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Vice President, Human Resources

or such other address as either party shall have furnished to the other in accordance herewith. Notice and communication shall be effective when actually received by the addressee.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to authorization from the Board of Directors, the Company has caused this Amendment to be executed in its name and on its behalf all as of the day and year first written above.

EXECUTIVE

By	MORAY P. DEWHURST

Moray P. Dewhurst

FPL GROUP, INC.

By	ROBERT H. ESCOTO

Robert H. Escoto